Exhibit 99.1

Coherus BioSciences Signs Strategic Manufacturing Agreement with KBI

Biopharma for Commercial Supply of CHS-1701

REDWOOD CITY, Calif., December 21, 2015 — Coherus BioSciences, Inc. (Nasdaq: CHRS), a leading pure-play, global biosimilars company with late-stage clinical products, today announced a strategic manufacturing agreement with KBI Biopharma, Inc. (“KBI Biopharma”) for long-term commercial manufacturing of CHS-1701, its pegfilgrastim (Neulasta®) biosimilar candidate.

The KBI Biopharma agreement provides that KBI Biopharma will manufacture and deliver production quantities of CHS-1701 for the planned commercial launch of CHS-1701 and multiple years of commercial product sales. Coherus has recently indicated that it expects to file its CHS-1701 Biologics License Application (BLA) in the second quarter of 2016.

“We believe this agreement positions Coherus to supply CHS-1701 to patients globally for commercial launch and to continue to meet forecasted global demand for CHS-1701 for several years thereafter,” said Denny Lanfear, president and chief executive officer of Coherus. “Through this agreement, KBI Biopharma, a premier biologics manufacturer, has now allocated ample capacity for Coherus to address the substantial market potential of CHS-1701. We anticipate putting in place additional strategic manufacturing arrangements like this one for our other pipeline molecules.”

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Coherus’ plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, product development, and the potential benefits of and demand for its products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including Coherus’ expectations regarding its ability to advance its CHS-1701 biosimilar drug candidate, file a BLA for CHS-1701, supply enough CHS-1701 to meet global demand and enter into manufacturing and production agreements for CHS-1701 and other pipeline products. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of our regulatory filings and other matters that could affect the availability or commercial potential of our biosimilar drug candidates, as well as possible patent litigation. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 10, 2015, and its future periodic reports to be filed with the Securities and Exchange Commission.

Neulasta® is a registered trademark of Amgen Inc.

CONTACT:

Keith Vendola, M.D.

Investor Relations

Coherus BioSciences, Inc.

kvendola@coherus.com

+1 (650) 437-6239